EXHIBIT 99.1

Dear Shareholders:

It is a very exciting time at Pegasystems and we are energized about our clients, offerings, and business potential. In thinking strategically about how we could accelerate growth, we’ve identified potential changes, including changes to our stock structure. Pega is committed to the long-term interests of our clients, shareholders, and staff, and shareholder input will help our thinking considerably. So, as we continue to consider various possibilities, it would be terrific to engage with shareholders in coming months to hear their thoughts.

As a Massachusetts corporation, any change to our charter to alter our stock structure has the very high bar of requiring approval by the holders of 66.6% (two-thirds) of our outstanding shares. As my holdings are approximately 51%, this means the holders of many millions of additional shares will need to see value in any possible change.

A Business Built on Trust and Long-Term Relationships

We built this business with grit and persistence – never taking venture capital or falling prey to the self-indulgent behavior that is sadly common for hi-tech firms. We’ve focused on harnessing innovative technology to build outstanding products, with decades-long client relationships and renewal rates over 97%. Our revenue has grown from $100 million in 2005 (when I retook operational control of the business) to $841 million in 2017, and our stock price has appreciated about 2,000% since 2005. Our 4,300 staff are passionate about client success and we enjoy excellent retention of top talent. We have a vibrant business with continuing recognition by leading clients and industry analysts.

As CEO, I believe that central to our success and competitive differentiation is our “brand promise” of independence. We operate in an industry where acquisitions are frequent, often by firms less interested in building great products than in eliminating competitors and capturing recurring subscription/maintenance fee streams. After such acquisitions, it is common for product/technical leadership to leave, for innovations to die, and for technical advancements to be replaced with marketing slogans.

Our software is unusually strategic – clients and prospects depend on its ongoing enhancement to keep their businesses healthy. Thus, the possibility of Pega being acquired is of great concern to our prospects, clients, and staff. During sales cycles I’m routinely asked about our commitment to independence and our ability to resist being acquired – and our answers to date have been very reassuring. We’ve highlighted this brand promise in the press and on TV interviews – and believe it is central to our success to date and our future growth.

Because of our brand promise of independence, we have exclusively used cash (rather than equity) for all acquisitions to date. As a result, we have made fewer acquisitions than many of our competitors – spending less than $250 million on all acquisitions in the last ten years. As we have grown and increasingly compete in larger markets, this practice limits the types and number of acquisitions we can make and also limits our ability to return cash to shareholders through dividends and stock buybacks.

New Opportunities and Challenges

As we’ve discussed over recent years, Pega is engaged in two major transitions. First, we have complemented our rich “business process management” (BPM) capabilities with “customer relationship management” (CRM) applications for Sales, Service, and Marketing. This has launched Pega beyond our leadership position in the BPM market to become a leading competitor in the much larger CRM market. The combination of CRM for Customer Engagement coupled with our traditional Process Automation leadership provides power and differentiation to organizations looking to achieve Digital Transformation.

Second, we’ve engaged in a shift to “Software as a Service” in the Cloud. Pega provides “Cloud Choice” that is very attractive to prospects, and allows us to significantly broaden the size of our target market. Through these changes, we see Pega’s addressable market increasing dramatically.

Our competitors have been very acquisitive and we’ve considered how Pega could now benefit by making acquisitions of more substantial companies. One thing we are proud of is that when Pega has made acquisitions we’ve succeeded in unifying the technology and retaining key talent – both quite unusual. Freeing us to use equity as an acquisition currency, without risking loss of independence, could be an attractive way to fill product gaps and accelerate growth.

Considerations we would like to discuss with interested shareholders

One approach the board and I have been considering to address these challenges is the creation of a low-vote class of stock, which, among other things, would give us greater flexibility in making responsible strategic acquisitions without threatening our independence. Related considerations could include:

•	Improved dividend rights for low-vote shares.

•	Other mechanisms intended to keep share classes trading in relative parity.

•	Enhanced corporate governance structures to complement the use of low-vote shares.

•	How do shareholders evaluate tradeoffs between cash, bonuses, stock grants, or options with regard to employee compensation?

•	Is there a level of my ongoing share ownership that would reassure other shareholders of alignment between voting and economic interests while still allowing me to pursue charitable and personal goals during my lifetime?

•	What mechanisms could allow a dual stock class structure to be subject to periodic review and approval to ensure it is in the best interest of all Pegasystems constituencies under Massachusetts law?

•	And any other ideas shareholders may have.

Looking forward to discussing, and to the enormous opportunity ahead

It will be terrific to hear the thoughts of shareholders, and hopefully this research initiative will gather meaningful feedback. We will be reaching out to our largest shareholders proactively, and welcome a discussion with any shareholder – just ask for a meeting through an email to Shareholder@Pega.com.

I’ve been honored to lead Pegasystems for over three decades and I am excited by the opportunities and challenges ahead. There is a tremendous opportunity to become the provider of choice to clients in new, larger markets. Thank you for your support and feedback.

—Alan Trefler, Founder and CEO

    February 26, 2018